GEOVIC MINING ANNOUNCES COMMENCEMENT OF TRADING ON
OTC BULLETIN BOARD

August 27, 2008 – Grand Junction, CO - Geovic Mining Corp. ("Geovic" or "The Company") (TSX: GMC) is pleased to announce that it has commenced trading on the Over the Counter Bulletin Board® Market ("OTC BB") under the trading symbol "GVCM" as of Wednesday, August 27, 2008. Newbridge Securities Corporation of Florida registered with the OTC BB as a market maker in the securities of the Company.

The OTC BB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities, including U.S.-based securities, foreign securities and ADR's. It provides access to more than 3,300 securities, and includes more than 230 participating Market Makers.

Geovic is a Toronto Stock Exchange (TSX) listed company that went public via a reverse takeover (RTO) transaction in December 2006, followed by two public offerings in early 2007. Subsequently, Geovic became a reporting issuer under the Securities and Exchange Act of 1934 in mid-2007, and is now subject to all reporting requirements in both Canada and the United States.

Geovic Background

Geovic is a U.S.-based corporation whose principal asset is a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, with initial production scheduled for late 2010. Geovic owns 60% of seven cobalt-nickel-manganese deposits located on a 1,250 square kilometer Mine Permit in Cameroon. Nkamouna, the first property planned for production, has proven and probable reserves of 299 million pounds Cobalt, 830 million pounds Nickel, and 1,606 million pounds Manganese.

Additional Company and Project information may be found on the websites www.geovic.net, www.sedar.com and www.sec.gov.

For more information, please contact:

Andrew Hoffman V.P., Investor Relations Geovic Mining Corp. Direct (720) 350-4130 Toll-Free (888) 350-4130 ahoffman@geovic.net	or	Vanguard Shareholder Solutions Direct (604) 608-0824 Toll-Free (866) 801-0779 ir@vanguardsolutions.ca

On behalf of the Board John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.